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                                  EXHIBIT 99.1


LEN CEREGHINO & CO.                    CLIENT:  WASHINGTON BANKING COMPANY
CORPORATE INVESTOR RELATIONS           CONTACT:  MICHAL D. CANN, PRESIDENT & CEO
2605 WESTERN AVE., SEATTLE, WA 98121   PHYLLIS A. HAWKINS, SR. VICE PRES. & CFO
(206) 448-1996                         (360) 679-3121


NEWS RELEASE

            WASHINGTON BANKING COMPANY APPROVES STOCK REPURCHASE PLAN

     OAK HARBOR, WA - April 30, 1999 - Washington Banking Company (NASDAQ:
WBCO), the holding company of Whidbey Island Bank, today reported its Board of Directors has approved a stock repurchase program. The approval authorizes a systematic program for the repurchase of up to 210,000 shares of the Company's outstanding common stock for cash in the open market and in privately negotiated transactions. The 210,000 shares represent nearly 5% of the Company's 4,200,300 shares of common stock outstanding at March 31, 1999.

     Assuming all the proposed shares are repurchased, there will be approximately 3,990,300 shares of WBCO common stock outstanding. After accounting for those held by officers and directors, there would be approximately 3,710,000 common shares available for trading in the public float following the repurchase.

     "Washington Banking Company is well positioned for growth with a strong capital position, good growth in earnings and assets, and sound asset quality," Michal D. Cann, President and Chief Executive Officer told shareholders at the annual meeting. "Since our initial public offering in June 1998, however, our stock has come under the same pressure as many small cap bank stocks, and we believe that the shares are undervalued. WBCO has closed at prices ranging from $8.25 to $10.19 in recent weeks - or 1.2 times and 1.4 times book value, respectively. At March 31, 1999, the Company's book value equaled $7.15 per share."

     At March 31, Washington Banking Company had assets of $229.5 million, loans of $163.2 million and total deposits of $198.5 million. Full results for the first quarter of 1999 are being reported in a separate press release.

     Repurchased shares will be held as Treasury Stock and be available for general corporate purposes such as providing available shares for the company's employee benefit plans, for issuance in connection with outstanding options and for possible resale in future public or private offerings. The repurchase program will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission's rules applicable to such transactions. The amount, timing and price of purchases, if any, will otherwise depend on market conditions.

     Washington Banking Company is a growing bank holding company that operates Whidbey Island Bank, a Washington state chartered full-service commercial bank based in Oak Harbor, Washington. Founded in 1961, Whidbey Island Bank has grown to 15 offices in Island, Skagit and Whatcom Counties in

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Northwest Washington State - mid-way between Seattle and Vancouver, B.C. WBCO assets have more than doubled since 1995.

     Statements concerning future performance, developments or events, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. These include the trend of general stock market activity, specific trading in WBCO shares, the availability of shares for repurchase, government and regulatory actions and other conditions that might cause actual events to differ materially from stated expectations.